EXHIBIT 10b

                        Consent of Deloitte & Touche, LLP



                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-44839 of Maxim Series Account of Great-West Life & Annuity Insurance Company of our report dated February 22, 2000 on the financial statements of Maxim Series Account and our report dated January 31, 2000 on the financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado
April 26, 2000


2There is a $10 fee for each Transfer in excess of twenty-four in any calendar year. 2The Certificate Maintenance Charge is currently waived for Contracts with an Annuity Account Value of at least $25,000 on a Contract Anniversary Date. If your Annuity Account Value falls below $25,000 on your Contract Anniversary Date due to withdrawals or charges, the Certificate Maintenance Charge will be reinstated until such time as your Annuity Account Value equals or exceeds $25,000.

4The Eligible Fund Annual Expenses and the examples are based on data provided by the Eligible Funds. Great-West has no reason to doubt the accuracy or completeness of that data, but Great-West has not verified the Eligible Funds' figures, other than the portfolios of Maxim Series Fund, Inc.